Exhibit 99.1

What if we could plant a seed and grow energy?
We Can and We Are!

October 2009

FUEL FACTS

a publication of First United Ethanol, LLC for its investors

SWGE pays over $3.7 million in principal and interest payments

On September 30, 2009, Southwest Georgia Ethanol, LLC, a FUEL company, paid $2 million in principal and over $1.7 million in interest on its senior debt facility to WestLB and the banking syndicate. SWGE was scheduled to pay $1.5 million toward its principal payment but exceeded its financial obligation by paying $500,000 toward its revolving line of working capital.

Good News from the Chief Financial Officer

September 30th was year-end for SWGE and our accounting department is working diligently to close our books on our first year of production. While our numbers remain unaudited, September represents a huge turning point in our company as we anticipate posting $1.6 million in net income. September was our most profitable month yet as we generated over $18 million in sales, enough income to cover our September 30th financial obligations and pay for seven trainloads of corn in addition to our local corn. We ended the quarter with over 1.2 million bushels of corn in our bins.

Having struggled through the winter and spring due to mechanical issues and the worst recession in 70 years, SWGE remains viable because of our team's focus on running our plant at optimum levels while purchasing as much local corn as is available. Since first grind, we have purchased over 6.7 million bushels of local corn. This created a win-win situation as we enjoyed substantial savings to our bottom-line profits while our local farmers reaped a stronger price for their commodity. Our business plan has always been to develop a close, long-term relationship with our farmers in the region to create profitable opportunities for both parties.

Our momentum is positive and we are cautiously optimistic about our next quarter as we prepare to capture market opportunities. We currently have three sets of private train cars, allowing us to capitalize on the upcoming midwest harvest as we continue to purchase as much local corn as is available. Our goal is to have as much corn in the bins as possible as we approach the end of the year which will help stabilize our operations in the winter months.

Based on our projections which are built on assumptions in the markets, we anticipate a profitable quarter for October—December. We will continue to work diligently to protect your investment. We sincerely appreciate your support and interest in FUEL and welcome any questions you may have.

Larry Kamp, CFO

Happy Birthday, FUEL!

$$\int_{\text{October 10, 2008}}^{\text{October 10, 2009}} \text{EFFORT}\,\frac{d\,\text{Corn}}{d\,\text{Time}} + \frac{\text{Employees' Hard Work} + \text{Determination}}{(\text{Family} + \text{Directors} + \text{Investors})} =$$

84,000,000+ gallons of ethanol

No matter how we calculate it, we couldn't have done it without you!

FUEL will celebrate our One Year Anniversary of Production on October 10, 2009. Congratulations to our investors, directors and employees!

FUEL FACTS *a publication of First United Ethanol, LLC for its investors*

October 2009

September Production Update



- Ground 2,666,584 bushels of corn
- Produced 8,046,347 gallons of ethanol
- Average Conversion Rate of 3.02 gallons of ethanol per bushel of corn
- The plant operated at 89.6% of its capacity during the first half of September. After several mechanical adjustments, it ran at 98.2% for the second half for an average monthly rate of 94.7%.

Our employees and management team are constantly striving to increase efficiency and productivity. FUEL has achieved an average conversion rate of 3.02 gallons of ethanol per bushel of corn which is a significant increase over Fagen's guarantee of 2.8 gallons per bushel.

Nameplate capacity for our ethanol plant is 100 million gallons per year, meaning that Fagen guarantees that we can produce 100 million gallons each year operating at 100% capacity. Running at full capacity, we can produce over 328,000 tons of dried distillers grains per year. From inception, FUEL's strategy was to maximize dried distillers' grains (DDG's) output. During the ICM performance demonstration, the plant ran for a week at 100%, producing only dried distillers' grains. The dryers presented the first bottleneck in the process at about 100% of nameplate capacity. In order to produce more ethanol, we could make less dry distillers grains and more wet grains, but that strategy would reduce margins for the ddgs. An inexpensive and simple way was identified to split off the extra grains generated by ethanol production above 100%. A variable speed motor and controller was added to a wet cake drag conveyor. As the distillers' grains generated by increased ethanol production exceeds the dryer capacity, the excess is trimmed off to the wet grain pad by adjusting the speed of the drag conveyor. By adding this system, we can push ethanol production up to about 110% of nameplate capacity while producing the optimum mix of distillers' grains products that our equipment will allow.

Wet Distillers Grains with Solubles
GUARANTEED ANALYSIS
(Dry Matter Basis)

Crude Protein, not less than	30%
Crude Fat, not less than	10%
Crude Fiber, not more than	17%

INGREDIENTS: Corn
NET WEIGHT: Bulk

Wet distillers grains are a valuable feed product being fed to beef and dairy cattle. The product is sold at approximately 60-65% moisture. To purchase this product, call Brad Kusterman or Taylor Kusterman at 229-522-2822.

This newsletter contains forward-looking statements that involve future events, our future performance and our expected future operations and actions. In some cases you can identify forward-looking statements by the use of words such as "may," "will," "should," "anticipate," "believe," "expect," "plan," "future," "intend," "could," "estimate," "predict," "hope," "potential," "continue," or the negative of these terms or other similar expressions. These forward-looking statements are only our predictions and involve numerous assumptions, risks and uncertainties, including, but not limited to those listed below and those business risks and factors described in our filings with the Securities and Exchange Commission ("SEC").

Changes in federal and/or state laws (including the elimination of any federal and/or state ethanol tax incentives); Limitations and restrictions contained in the instruments and agreements governing our indebtedness; Our ability to generate sufficient liquidity to fund our operations, debt service requirements and capital expenditures; Changes in the availability of credit to support the level of liquidity necessary to implement our risk management activities; Changes in general economic conditions or the occurrence of certain events causing an economic impact in the agriculture, oil or automobile industries; Difficulties or disruptions we may encounter during the initial operating period at our plant; Changes in the environmental regulations that apply to our plant site and operations; Changes in the availability and price of natural gas and corn, and the market for distillers grains; Changes in our business strategy, capital improvements or development plans; Overcapacity within the ethanol industry; Changes and advances in ethanol production technology; and Competition from alternative fuel additives.

Our actual results or actions could and likely will differ materially from those anticipated in the forward-looking statements for many reasons, including the reasons described in this communication. We are not under any duty to update the forward-looking statements contained in this newsletter. We cannot guarantee future results, levels of activity, performance or achievements. We caution you not to put undue reliance on any forward-looking statements, which speak only as of the date of this communication. You should read this newsletter with the understanding that our actual results may be materially different from what we currently expect. We qualify all of our forward-looking statements by these cautionary statements.

fuel

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